March 2008
Pricing Sheet dated March 11, 2008 relating to Preliminary Pricing Supplement No. 553 dated March 11, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
Auto-Callable Notes due March 20, 2023
Based on the Value of the S&P GSCITM Agricultural Excess Return Index and the Price of Shares of the iShares® MSCI Brazil Index Fund
PRICING TERMS – MARCH 11, 2008
Issuer:	Morgan Stanley
Underliers:	The S&P GSCITM Agricultural Excess Return Index (“Agricultural Index”) and shares of the iShares® MSCI Brazil Index Fund (“underlying shares”)
Aggregate stated principal amount:	$16,090,000
Stated principal amount:	$1,000 per note
Issue price:	$783.50 per note
Pricing date:	March 11, 2008
Original issue date:	March 20, 2008 (7 business days after the pricing date)
Maturity date:	March 20, 2023
Contingent quarterly coupon:
If, on any observation date, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are higher than their respective barrier levels, a coupon of 5.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months) will be paid on the applicable interest payment date for the applicable interest period.

If, on any observation date, either the index settlement price of the Agricultural Index or the share closing price of the underlying shares is lower than or equal to its barrier level, no coupon will be paid for the applicable interest period.

Early redemption:
If on any observation date, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are equal to or higher than their respective threshold levels, the notes will be automatically redeemed for the early redemption payment on the fifth business day following the applicable observation date.

Early redemption payment:	The stated principal amount of the notes plus the interest on the notes for the applicable interest period
Payment at maturity:	If the notes have not previously been automatically redeemed, the stated principal amount of the notes will be paid at maturity.
Observation dates:	11th of each of March, June, September and December of each year, commencing June 11, 2008 and ending on March 11, 2023.
Initial index value:	104.5839, which is the index settlement price of the Agricultural Index on the trading day immediately following the pricing date, as determined by the calculation agent.
Initial settlement price:	The official settlement price of the Agricultural Index, or in each case, any successor Index, published by the index publisher.
Initial share price:	82.2501, which is the share closing price on the pricing date, as determined by the calculation agent.
Share closing price:	The closing price of one underlying share times the adjustment factor, as determined by the calculation agent on such date.
Barrier levels:	Agricultural Index: 104.5839 (100% of its initial index value) Underlying shares: 82.2501 (100% of its initial share price)
Threshold levels:	Agricultural Index: 120.2715 (115% of its barrier level) Underlying shares: 94.5876 (115% of its barrier level)
Interest payment date:	Each interest payment date will be the 5th business day following the related observation date, commencing with the observation date on June 11, 2008.
Interest period:
Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

CUSIP:	6174464Q9
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Security	$783.50	$0.39175	$783.10825
Total	$12,606,515	$6,303.26	$12,600,211.74
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 553 dated March 11, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.